Exhibit 99.3

KRAFT FOODS INC.

Offer to Exchange

All Shares of Common Stock of

CABLE HOLDCO, INC.

which are owned by Kraft Foods Inc. and

will be converted into Shares of Common Stock of Ralcorp Holdings, Inc.

for

Class A Common Stock of Kraft Foods Inc.

Pursuant to the Prospectus—Offer to Exchange, dated [•], 2008

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON [•], 2008, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

[•], 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Kraft Foods Inc. (“Kraft”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus—Offer to Exchange, dated [•] (the “Prospectus—Offer to Exchange”), together with any amendments or supplements thereto, to exchange all shares of common stock of Cable Holdco, Inc. (“Splitco common stock”), which are owned by Kraft for Class A common stock of Kraft (“Kraft common stock”) that are validly tendered and not properly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of Kraft common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Kraft will pay, or cause to be paid, all stock transfer taxes, if any, payable as a result of the transfer to it of any shares of Kraft common stock tendered, and the transfer to tendering shareholders of shares of common stock of Ralcorp Holdings, Inc. (“Ralcorp common stock”) pursuant to the exchange offer, subject to the instructions accompanying the Letter of Transmittal.

As described in the Prospectus—Offer to Exchange, Kraft is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Kraft, Splitco, Ralcorp, the tender offer agent, the transfer agent or the information agent for purposes of the exchange offer.

Kraft’s obligation to exchange shares of Splitco common stock for shares of Kraft common stock is subject to certain conditions, as described in the Prospectus—Offer to Exchange, which you should review in detail.

For your information and for forwarding to your clients for whom you hold shares of Kraft common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus—Offer to Exchange, dated [•], 2008;

2. a Letter of Transmittal for shares of Kraft common stock, including instructions therefore and including a Certification of Taxpayer Identification Number on IRS Substitute Form W-9. Facsimile copies of the Letter of Transmittal may be used to tender shares;

3. a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the Kraft common stock and other required documents cannot be delivered to the tender offer agent by the expiration of the exchange offer;

4. the Guidelines for Certification of Taxpayer Identification Number on IRS Substitute Form W-9 U.S. Taxpayers included in the Letter of Transmittal;

5. IRS Form W-8BEN for non-U.S. Taxpayers;

6. a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of Kraft common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer; and

7. a return envelope addressed to the tender offer agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON [•], 2008, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of Kraft common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer and, unless Kraft has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once Kraft accepts shares of Kraft common stock tendered pursuant to this exchange offer, the tender is irrevocable.

Kraft will not pay any fees or commission to any broker, dealer or other person (other than to the information agent or the tender offer agent for soliciting tenders of Kraft common stock pursuant to the terms of the exchange offer). Kraft will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of Kraft common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the tender offer agent of (a)(i) certificates representing all physically tendered shares of Kraft common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Kraft common stock in the tender offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus—Offer to Exchange in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for Kraft common stock, properly completed and duly executed (or a manually signed facsimile of that document), with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, D.F. King & Co., Inc., at 212-269-5550 (collect) or 800-431-9633 (toll free). You may also contact the information agent at one of the telephone numbers set forth on the back cover of the Prospectus—Offer to Exchange for assistance with any questions you may have about the exchange offer.

Very truly yours,

D.F. King & Co., Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF KRAFT, SPLITCO, RALCORP, THE TENDER OFFER AGENT, THE INFORMATION AGENT, THE TRANSFER AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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